UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

DIEDRICH COFFEE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 11, 2007

Dear Diedrich Coffee, Inc. Stockholder:

On December 11, 2007, Diedrich Coffee, Inc. will hold its annual meeting of stockholders at the Balboa Bay Club & Resort, 1221 W. Coast Highway, Newport Beach, CA 92663. The meeting will begin at 9:00 a.m. local time.

Only stockholders of record at the close of business on October 24, 2007 can vote at this meeting or any adjournments or postponements that may take place. At the meeting, you will be asked to:

1.	Elect a board of directors to serve until the next annual meeting of stockholders.

2.	Vote to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 25, 2008.

We will also attend to business properly presented at the meeting and any adjournments or postponements of the meeting. The foregoing items of business are more fully described in the proxy statement that is attached to, and a part of, this notice.

The board of directors recommends that you vote for all of the proposals.

By order of the board of directors,

Paul C. Heeschen
Chairman of the Board of Directors

Irvine, California

October 25, 2007

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. If you attend the annual meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 11, 2007

INTRODUCTION

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Diedrich Coffee, Inc. (“Diedrich Coffee”), a Delaware corporation, of proxies for use at its annual meeting of stockholders to be held on December 11, 2007 at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, you will be asked to consider and vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at the Balboa Bay Club & Resort, 1221 W. Coast Highway, Newport Beach, CA 92663. Only stockholders of record at the close of business on October 24, 2007, which is the record date for the annual meeting, are permitted to vote at the annual meeting and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being mailed on or about November 13, 2007 to all stockholders entitled to vote at the annual meeting.

The board of directors is soliciting your vote to (i) to elect a board of directors to serve until the next annual meeting of stockholders and (ii) to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 25, 2008.

INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

Proxies

You should complete and return the accompanying proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by giving our Corporate Secretary written notice of revocation; giving our Corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person, provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614, Attention: Corporate Secretary.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of each of the proposals. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before our annual meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Solicitation of Proxies

We will pay the entire cost of soliciting proxies. In addition to soliciting the proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of our common stock and to secure their voting instructions, if necessary. We will reimburse record holders for their reasonable expenses in performing these tasks. If necessary, we may use our regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, letter or other means.

Record Date and Voting Rights

Our board of directors has fixed October 24, 2007 as the record date for determining the stockholders who are entitled to notice of, and to vote at, our annual meeting. Only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our annual meeting. As of October 24, 2007, there were 5,477,595 shares of our common stock outstanding held by 653 record holders, in addition to approximately 742 holders who do not hold shares in their own names. A majority of these shares must be present at our annual meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which the holders are present in person at our annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our annual meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists.

For Proposal 1 relating to director elections, the nominees for election as directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. For Proposal 2 relating to ratification of auditors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required in order for this proposal to be approved by our stockholders. For Proposal 2, abstentions will be counted as present and will have the effect of a vote against the proposal, and broker non-votes will have the effect of a vote against approval of the proposal. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Our board of directors urges you to complete, date and sign the accompanying proxy and to return it promptly.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors are elected once a year at our annual meeting of stockholders. Our bylaws provide that our board of directors shall consist of between three and seven directors with the precise number to be determined by resolution of our board of directors. The authorized number of members of our board of directors, as of the date of our annual meeting, will be four. If a quorum is present at our annual meeting, the four nominees receiving the greatest number of votes will be elected and will serve until their respective successors are elected at the next annual meeting of stockholders and qualified.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. Each of the nominees has consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable or unwilling to serve if elected as director. In the event that any nominee is unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the independent directors on our board of directors may propose. The following table lists our directors and provides their respective ages and titles as of October 24, 2007.

Name	Age	Title	Director Since
Paul C. Heeschen (1)	50	Chairman of the Board of Directors	1996
Greg D. Palmer (2)	51	Director	2006
J. Russell Phillips (2)	58	Director	2007
Timothy J. Ryan (1) (2)	67	Director	2005

(1)	Member of the compensation committee of the board of directors.

(2)	Member of the audit committee of the board of directors.

There are no family relationships among any of the directors or executive officers of Diedrich Coffee. The principal occupation for at least the last five years of each nominee for director, as well as other information, is set forth below.

Paul C. Heeschen joined our board of directors in January 1996. In February 2001, the board of directors elected him as Chairman. For the past 14 years, Mr. Heeschen has been a Principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of Sequoia Enterprises, LP, D.C.H., LP and Redwood Enterprises VII, LP, and a trustee of the Palm Trust, each of which are stockholders of Diedrich Coffee. Mr. Heeschen serves on the board of directors of PC Mall, Inc., a publicly traded supplier of technology solutions for business, government and educational institutions, as well as consumers.

Greg D. Palmer joined our board of directors in September 2006. From January 1998 to June 2006, Mr. Palmer was the President and Chief Executive Officer of RemedyTemp, Inc., a staffing services company. Mr. Palmer also served as a director of RemedyTemp, Inc. from January 2001 to June 2006.

J. Russell Phillips joined our board of directors on April 18, 2007 through appointment by our board of directors. Since 2004, Mr. Phillips has served as Managing Principal of Transom Partners, an executive consultancy group that facilitates and develops new strategies with CEOs and executive teams. From 1994 to 2004, Mr. Phillips served as Chief Executive Officer and President of SHURflo, the leading manufacturer of high quality precision pumps, controls, motors and systems serving the food service, industrial and RV/marine markets. From 1972 to 1994, Mr. Phillips worked for several pump companies in various managerial capacities.

Timothy J. Ryan joined our board of directors in October 2005. Mr. Ryan previously served as our Chief Executive Officer from November 1997 to October 2000. Since April 1999, he has been a director of Rubio’s Restaurants, Inc., a publicly traded fast-casual fresh Mexican grill restaurant chain. From December 1995 to

December 1996, Mr. Ryan served as President and Chief Operating Officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he also served as a Senior Vice President. From November 1988 to December 1993, Mr. Ryan served as Senior Vice President of Marketing at Taco Bell Worldwide and, from December 1993 to December 1995, he served as Senior Vice President of Taco Bell’s Casual Dining Division.

Vote Required and Recommendation of the Board of Directors

The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that you vote for each nominee named in Proposal 1.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has retained BDO Seidman, LLP to serve as our independent registered public accounting firm for the fiscal year ending June 25, 2008. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the audit committee of our board of directors is seeking ratification of its selection of BDO Seidman, LLP from our stockholders as a matter of good corporate practice. If stockholders do not ratify this selection, the audit committee of our board of directors will reconsider its selection of BDO Seidman, LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the current fiscal year.

The board of directors recommends that you vote in favor of Proposal 2.

GOVERNANCE PRINCIPLES

Board Meetings

During our fiscal year ended June 27, 2007, our board of directors met five times, and the audit committee met four times. The compensation committee accomplished its business without formal meetings during the 2007 fiscal year. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served), except for Richard S. Spencer, III, who attended two of the four meetings held prior to his resignation from our board of directors effective as of May 8, 2007.

Director Independence

Our board of directors has affirmatively determined that each of Paul C. Heeschen, Greg D. Palmer, J. Russell Phillips and Timothy J. Ryan is “independent” within the meaning of Nasdaq Marketplace Rule 4200(a)(15). During its review, the board of directors considered transactions and relationships between each director or any member of his or her immediate family and Diedrich Coffee and its subsidiaries and affiliates.

Committees of the Board of Directors

The company has two standing committees: an audit committee and a compensation committee. Each member of the audit and compensation committees of the board of directors has been determined by our board of directors to be “independent.” The committees operate under written charters that are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Audit Committee. It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; and facilitating communication among the independent registered public accounting firm, our management and our board of directors. The audit committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to all of our employees and the independent registered public accounting firm. The audit committee also has the authority to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.

The audit committee met four times during the 2007 fiscal year and otherwise accomplished its business without formal meetings. During the 2007 fiscal year, the audit committee was composed of four members: Mr. Lawrence Goelman, who served as chairman prior to his retirement effective as of April 18, 2007, Mr. Phillips, who was appointed chairman of the audit committee after Mr. Goelman’s resignation, Mr. Palmer, who was appointed to the audit committee effective September 14, 2006, and Mr. Ryan. Our board of directors has determined that each of Mr. Phillips, Mr. Ryan, and Mr. Palmer is “independent” within the meaning of the enhanced independence standards contained in Nasdaq Marketplace Rule 4350(d) and regulations adopted by the Securities and Exchange Commission that relate specifically to members of audit committees. Our board of directors has also determined that Mr. Ryan is qualified to serve as our “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K. The “Report of the Audit Committee” is included in this proxy statement beginning at page 22. The audit committee charter was filed with the Securities and Exchange Commission on October 29, 2004 with our 2004 Definitive Proxy Statement.

Compensation Committee. It is the responsibility of the compensation committee to assist the board of directors in discharging the board of directors’ responsibilities regarding the compensation of our employees and directors. The specific duties of the compensation committee include determining the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; setting or making recommendations to the board of directors regarding compensation levels based upon such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and making recommendations to the board of directors regarding our overall compensation structure, policies and programs.

The compensation committee accomplished its business without formal meetings during the 2007 fiscal year. During the 2007 fiscal year, the compensation committee was composed of three members: Mr. Churm, Mr. Heeschen and Mr. Ryan. Mr. Churm retired from our board of directors in September 2006. The “Report of the Compensation Committee on Executive Compensation” is included in this proxy statement beginning at page 16.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that set forth several important principles regarding the activities of the board of directors and its committees as well as other matters. Our corporate governance guidelines are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Meetings of Non-Management Directors

None of the current members of the board of directors is an officer of Diedrich Coffee. Our board of directors regularly meets without any members of management present during regularly scheduled executive sessions after each board meeting.

Code of Conduct

We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, the members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Our board of directors has reviewed and approved this code of conduct. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, and they may do so anonymously. Our code of conduct is available for viewing on the “Investor Services” segment of our website: www.diedrich.com. If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.

Communications With the Board of Directors

Our stockholders may communicate with our board of directors, a committee of our board of directors or a director by sending a letter addressed to the board of directors, a committee or a director c/o Corporate Secretary, Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614. All communications will be compiled by our Corporate Secretary and forwarded to the board, the committee or the directors, as appropriate.

Director Nominations

The board of directors does not have a standing nominating committee. Consistent with the corporate governance guidelines adopted by the board, the directors of the board, all of whom are currently independent, work together to identify qualified individuals to become directors; to determine the composition of the board of directors and its committees; and to monitor and assess the effectiveness of the board of directors and its committees. With respect to the nominating process, the directors identify, screen and nominate director candidates for election by our stockholders; review director candidates recommended by our stockholders; assist in attracting qualified director candidates to serve on the board; monitor the independence of current directors and nominees; and monitor and assess the relationship between the board of directors and our management with respect to the board’s ability to function independently of management. The board of directors believes that a standing nominating committee is not necessary because there are relatively few directors on the board, which facilitates close coordination of the nomination process, and all current members of the board are independent.

The board of directors regularly assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the board uses a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the board through current directors, professional search firms, stockholders or other persons. Once the board has identified a prospective nominee, the board evaluates the prospective nominee in the context of the then-current constitution of the board and considers a number of factors, including the prospective nominee’s business, finance and financial reporting experience, as well as attributes that would contribute to an effective board of directors. The board of directors seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and the highest personal and professional ethics and values. The board of directors does not evaluate stockholder nominees differently from any other nominee.

Since the last annual meeting of stockholders, Mr. Phillips was appointed by the board of directors to fill a vacancy on the board and was nominated for election by the independent directors of the board.

Our board of directors will consider stockholder nominations for directors if we receive written notice of the intent to make a nomination at a meeting of stockholders within a reasonable time before such meeting. The notice should include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee, and such additional information about the nominating stockholder and each nominee that may be required by applicable securities laws. Additional requirements respecting stockholder proposals proposed to be included in our proxy statement are described under the heading “Stockholder Proposals” on page 27.

Director Attendance at Annual Meetings

Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. Our last annual meeting of stockholders was attended by all directors then incumbent.

Director Compensation

All of our directors are not employees and therefore receive no extra compensation as employees. Non-employee directors receive an annual fee of $12,000, which is paid quarterly. In addition, non-employee directors earn fees of $1,000 per board meeting attended in person, $500 per board meeting attended telephonically and $500 per committee meeting attended, whether in person or telephonically. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors and its committees. In the fiscal year ended June 27, 2007, Mr. Ryan earned $19,000, Mr. Heeschen earned $17,000, Mr. Goelman, a former director, earned $15,500, Mr. Palmer earned $15,500, Mr. Spencer, a former director, earned $13,000, and Mr. Phillips earned $3,000. In addition, non-employee directors are eligible to receive stock option grants under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan. In the fiscal year ended June 27, 2007, each person who was then a non-employee director was granted 15,000 stock options under the 2000 Equity Incentive Plan.

Under our 2000 Equity Incentive Plan, each non-employee director automatically receives, upon first becoming a director, a one-time grant of an option to purchase up to 15,000 shares of our common stock. The initial options vest and become exercisable with respect to 50% of the underlying shares upon the earlier of the first anniversary of the grant date or immediately before the first annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. The remaining 50% of the underlying shares vest upon the earlier of the second anniversary of the grant date or immediately before the second annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial grant, each non-employee director also automatically receives, upon re-election to our board of directors, an additional option to purchase up to 15,000 shares of our common stock. These additional options vest and become exercisable upon the earlier of the first anniversary of the grant date or immediately before the annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial and additional options, under the 2000 Equity Incentive Plan, each director, including each non-employee director, is eligible to receive other awards under the 2000 Equity Incentive Plan at the discretion of the administrator of the plan.

All non-employee director options granted under the 2000 Equity Incentive Plan have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. Vesting of non-employee director options granted under the 2000 Equity Incentive Plan accelerates in certain circumstances in connection with a change in control. During the fiscal year ended June 27, 2007, an aggregate of 105,000 options to purchase shares of our common stock were issued to non-employee directors under the 2000 Equity Incentive Plan. In connection with his retirement from our board of directors in April 2007, Mr. Goelman was entitled to accelerated vesting and an extended exercise period for his 68,750 outstanding stock options.

Director Compensation Table

The following table shows the 2007 fiscal year compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Paul C. Heeschen	17,000	13,123	30,123
Greg D. Palmer	15,500	31,861	47,361
J. Russell Phillips	3,000	5,263	8,263
Timothy J. Ryan	19,000	13,123	32,123

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options for each of the directors in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS 123R”). Pursuant to rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note 1 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended June 27, 2007, as filed with the Securities and Exchange Commission. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be received by the directors.

Review of Related Person Transactions

Our audit committee reviews all relationships, transactions and arrangements in which we and any director, nominee for director, greater than 5% beneficial holder of our stock or any immediate family member of any of the foregoing are participants (“Interested Transactions”) to determine whether such persons have a direct or indirect material interest and whether to approve, disapprove or ratify any Interested Transactions. We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. The chair of the audit committee is authorized to approve or ratify any Interested Transactions with a related party in which the aggregate amount involved is expected to be less than $100,000. Our audit committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the audit committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar terms and conditions and to the extent of the related person’s interest in the Interested Transaction. In addition, our written policy provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the audit committee.

Certain Relationships and Related Transactions

On May 10, 2004, we entered into a $5,000,000 Contingent Convertible Note Purchase Agreement with Sequoia Enterprises, LP (the “Lender”). Our Chairman, Paul C. Heeschen, is the sole general partner of the Lender. Through the Lender and several other entities, Mr. Heeschen beneficially owns 2,773,512 shares, or approximately 48.1%, of our common stock. The agreement provides for us to, at our election, issue notes up to an aggregate principal amount of $5,000,000. Issued notes are amortized on a monthly basis at a rate that will repay 60% of the principal amount of each note by June 30, 2008. The remaining 40% matures on that date. Interest on outstanding amounts is payable at LIBOR plus 5.3%, and a facility fee of 1.0% annually is payable on the unused portion of the facility. The notes are convertible into our common stock only upon certain changes of control. For notes issued and repaid, warrants to purchase shares are issued with the same rights and restrictions for exercise as existed for convertibility of the notes at the time of their issuance. Warrants are issued and exercisable only in the event of a change of control and expire on June 30, 2010. As of October 24, 2007, there was no outstanding balance under the facility. During the fiscal year ended June 27, 2007, we made commitment fee payments of $40,711 to the Lender.

EXECUTIVE OFFICERS

Diedrich Coffee’s executive officers as of October 24, 2007 are as follows:

Name	Age	Position(s) Held
Stephen V. Coffey	56	Chief Executive Officer
Sean M. McCarthy	46	Chief Financial Officer and Secretary
Pamela J. Britton	54	President and Chief Operating Officer, Gloria Jean’s
Steven G. Heyman	44	Vice President—Sales
Stephen W. Leach	53	Vice President—Coffee
Kimberly Myers	37	Vice President—Marketing, Gloria Jean’s

The following is information regarding those persons currently serving as executive officers of Diedrich Coffee:

Stephen V. Coffey became our Chief Executive Officer in December 2005. Mr. Coffey founded Coffey Management Company, a private advisory and management services company, in 1986, and has since provided management services to several companies under its auspices. Mr. Coffey became Chief Operating Officer of Edwards Theatres, Inc., a privately held film exhibitor, in January of 2000, and served as its President from June 2000 to December 2001. While serving as an executive of Edwards Theatres, Inc., Mr. Coffey led all aspects of the company’s turnaround effort. From January 2002 to March 2003, Mr. Coffey served as a consultant to Edwards Theatres, Inc. on creditor claims litigation issues. From December 2003 to January 2005, Mr. Coffey served as Chief Restructuring Advisor of Chevys, Inc., a privately held nationwide chain of Mexican restaurants, where he led all aspects of the restructuring of the company.

Sean M. McCarthy became our Chief Financial Officer and Secretary in January 2006, after serving as Vice President, Controller of Diedrich Coffee since April 2004. From February 2003 to April 2004, Mr. McCarthy was Vice President of ASM Hospitality Group, a privately owned consulting company. From June 1998 to February 2003, Mr. McCarthy served in various financial capacities for FRD Acquisition Company, Inc. (d/b/a. Coco’s & Carrows Restaurants), a subsidiary of Advantica Restaurants Group, Inc., a publicly traded food service company, first as Manager, Field Finance, then Manager, Financial Planning & Analysis, and finally as Director, Finance. From May 1997 to June 1998, Mr. McCarthy was a Business Analyst for Taco Bell, Inc. From August 1986 through May 1997, Mr. McCarthy served in various accounting and financial capacities for El Torito Restaurants, a subsidiary of Family Restaurants, Inc. Mr. McCarthy earned a B.S. degree in business management from Pepperdine University and a master’s degree in business administration from the University of Southern California.

Pamela J. Britton joined Diedrich Coffee in February 2001 as Vice President of Operations of our Gloria Jean’s subsidiary. She was subsequently appointed Chief Operating Officer of Gloria Jean’s, Vice President and Chief Operating Officer of Diedrich Coffee and then President and Chief Operating Officer of Gloria Jean’s. From July 1999 to February 2001, Ms. Britton was Vice President of Operations for Johnny Rockets Group, Inc., a privately owned food service company. From June 1992 until June 1999, Ms. Britton served as Vice President of Operations of Cinnabon World Famous Cinnamon Rolls, a division of the publicly traded food service company AFC Enterprises, Inc.

Steven G. Heyman joined Diedrich Coffee in October 2004 as Vice President – Sales. From January 2003 to October 2004, Mr. Heyman was the Vice President of Bossa Nova Beverage Group, Inc., a privately owned beverage distribution company. From March 1999 to December 2002, Mr. Heyman worked for The Pepsi Bottling Group, Inc., a publicly held company and manufacturer, seller and distributor of carbonated and non-carbonated Pepsi-Cola beverages, first as a Director of Sales and then as a Vice President of Sales. Prior to that, Mr. Heyman worked for The Coca-Cola Company from 1986 to 1999. He worked in a variety of capacities, ultimately serving as a Senior National Account Executive from 1996 to 1999. Mr. Heyman earned a B.S. degree in marketing and business administration from San Diego State University.

Stephen W. Leach joined Diedrich Coffee in January 2000 as Director of Green Coffee Purchasing, and, in October 2004, he was promoted to Vice President – Coffee. From December 1996 to January 2000, Mr. Leach was a Trader with Royal Coffee, Inc., a private importer of specialty coffee in the United States. From January 1989 to December 1996, Mr. Leach served as Manager of Coffee Operations and later as Director of Coffee Operations for S&W Fine Foods, Inc., a division of Del Monte Foods that packs canned fruits, vegetables, beans, tomatoes, specialty products and premium coffees. From January 1978 to January 1989, Mr. Leach held various positions in the coffee importing, exporting and roasting fields. Mr. Leach earned a B.A. degree in Spanish from Elon College in North Carolina.

Kimberly A. Myers joined Diedrich Coffee in September 2006 as Vice President – Marketing of our Gloria Jean’s subsidiary. From October 2002 to August 2006, Ms. Myers took a leave from work to pursue philanthropic interests in primary education related initiatives. From December 2000 to September 2002, Ms. Myers was Vice President of Brand Marketing for Johnny Rockets Group, Inc., a privately owned food service company.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Compensation Discussion and Analysis (“CD&A”)

Overview

Our executive compensation program is designed to achieve the following objectives:

•	provide competitive levels of overall compensation that will attract and retain the best executive talent in the industry;

•	motivate executive officers to perform at their highest levels;

•	align executive officer and stockholder interests to create stockholder value; and

•	reward executive officers for achievement of corporate and individual objectives.

To achieve these objectives, our executive compensation program focuses on two primary and integrated components: (1) competitive base salaries, which reflect the performance and responsibilities of our individual executive officers and (2) annual cash incentive opportunities, which are achieved based on the performance of the individual and Diedrich Coffee. As discussed below, for the 2007 fiscal year, instead of the annual cash incentive opportunities that are normally established for the named executive officers, the named executive officers received discretionary bonuses (except for our Chief Executive Officer, Steven V. Coffey, who is compensated pursuant to an engagement agreement with Diedrich Coffee, and Steven G. Heyman, who was paid a bonus pursuant to an annual cash incentive opportunity). In addition, we use longer-term equity incentive awards under our equity incentive plans, which are generally in the form of stock options, when hiring executive officers or when there is a promotion at the “director” level and above. These elements of compensation are designed to achieve the objectives noted above in establishing a “pay for performance” philosophy. As discussed in more detail below, we have a non-customary arrangement with Mr. Coffey that differs from the compensation structure established for our other executive officers.

Components of Total Compensation

Each year, the compensation committee evaluates each element of compensation and the relative mix of the components of compensation and whether changes to such compensation are necessary in light of the executive officers’ and our performance. As described in more detail below, our executive compensation program consists of a combination of fixed (base salary) and variable (performance incentive plan) elements.

Base Salary

Base salaries are the fixed component of total compensation for our executive officers. Except with respect to the Chief Executive Officer, whose compensation is determined by the engagement agreement described below, the performance of all other executive officers is reviewed annually by the Chief Executive Officer, who makes recommendations regarding any changes in base salary for such officers to the compensation committee. Our compensation committee ultimately determines the base salaries for executive officers after considering factors such as the competitive environment, experience level, position, responsibility and overall contribution of the executive. In addition, third-party salary surveys may be used in establishing salary levels. For fiscal year 2008, the base salaries for our named executive officers, except for Mr. Heyman, our Vice President – Sales, will remain the same. In establishing the base salary for Mr. Heyman, a third-party salary survey that analyzed (1) top sales executives’ and chief sales executives’ salaries, (2) in companies within our industry, (3) located at the national and local levels, (4) with annual revenue of approximately $50 million were used. Mr. Heyman’s salary was established at the 50th percentile using the above criteria.

In addition, the compensation committee evaluates base salary levels together with the other components of the executive officer’s compensation in determining the executive officer’s total compensation and whether such total compensation is consistent with the objectives of our executive compensation program.

Annual Cash Incentive Awards

The annual cash incentive component of our executive compensation program provides executive officers with an opportunity to receive bonuses up to a certain percentage of their annual base salaries, which is paid based upon achievement of specific corporate or financial goals. Our annual cash incentive compensation program is designed to reward our executive officers in connection with their contributions to corporate objectives.

For the 2007 fiscal year, under our annual cash incentive compensation program, Mr. Heyman was granted the opportunity to receive 50% of his base salary if he achieved 100% of the EBITDA goal for the Office Coffee Service (“OCS”) and Foodservice division. EBITDA for the OCS and Foodservice division is calculated as net income plus the sum of depreciation and amortization expense for this division. The EBITDA goal was $327,460. If the EBITDA goal for the OCS and Foodservice division was exceeded, then Mr. Heyman was entitled to 10% of each incremental dollar over the EBITDA goal. The actual EBITDA figure for the OCS and Foodservice division was $1,505,276, which resulted in Mr. Heyman receiving a bonus of approximately $194,282. With respect to the remaining named executive officers (other than Mr. Coffey and Mr. McGuinness, who resigned from Diedrich Coffee effective May 25, 2007), each was not granted an opportunity to participate in the annual cash incentive compensation program, but rather, received a discretionary bonus in light of their participation and performance in the transaction with Starbucks Corporation, pursuant to which we sold or closed a substantial majority of Diedrich Coffee and Coffee People company-operated locations.

Longer-Term Equity Incentive Awards

In addition to the above, we grant longer-term equity-based incentive awards, in the form of stock options, when hiring executive officers or when there is a promotion at the “director” level and above. Such grants are intended to align the interests of executive officers with those of our stockholders by providing the officers with an equity interest in Diedrich Coffee, thereby providing an incentive for the executive officers to maximize stockholder value. Our compensation committee is responsible for determining, subject to the terms of the 2000 Equity Incentive Plan under which options are granted, the individuals to whom grants are made, the timing of grants and the number of shares per grant. The number of shares subject to and the exercise price of the awards, if any, are determined based upon the individual’s position in our company, competitive company practices and the number of unvested shares already held by the individual. During the fiscal year ended June 27, 2007, the compensation committee did not grant stock options to any of our named executive officers.

Employment Agreements

We have entered into employment agreements with certain of our executive officers, as well as an engagement agreement with Mr. Coffey appointing him Chief Executive Officer. The material terms of these agreements are provided under “Employment Agreements” in this proxy statement.

Stock Option Grant Practices

As described above, we use stock options as part of its executive compensation program. We set the exercise price of the stock options that we award at the closing price of our common stock on the grant date. Our board or compensation committee approves awards of stock options to our executive officers. Option grants are typically made when an executive officer is hired and may be granted when there is a promotion at the “director” level and above.

New hire grants are typically approved by our board of directors or the compensation committee at the next board of directors meeting after the executive’s hire is approved, with the option grant issued on the first date of employment and the exercise price of the options equaling the fair market value of our common stock on that date the new hire grant was approved.

In addition, each non-employee director receives, upon first becoming a non-employee director, a one-time grant of an option to purchase up to 15,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Immediately after each annual meeting of stockholders, each non-employee director who has served as a director since his or her election or appointment and has been re-elected as a director at such annual meeting receives an automatic grant of options to purchase up to 15,000 shares of our common stock with an exercise price equaling the fair market value of our common stock on the date of grant.

Perquisites and Other Benefits

Other than Mr. Coffey, executive officers participate in the same benefit programs that are generally available to our other employees. In particular, executive officers participate in our employee benefit plans on the same terms as other employees, which include medical, dental and vision insurance, AD&D insurance and life insurance. We also provide matching 401(k) plan contributions for our executive officers and certain employees. In addition to the above, executive officers are entitled to an executive Long-Term Disability insurance program, whereby we pay 100% of the premium, to receive up to $12,000 per month in coverage versus other employees, who are entitled to receive up to $5,000 per month in coverage. The Company also provides executive officers with a larger percentage of health fitness membership dues that the executive officers are reimbursed for, as compared to other employees.

Compensation of the Chief Executive Officer

Mr. Coffey’s engagement agreement with us is described under the caption “Employment Agreements—Employment Agreements with Current Named Executive Officers.” Customarily, the process of establishing the Chief Executive Officer’s initial and continuing compensation generally parallels the process and criteria used in establishing compensation levels for our other executive officers. In consideration for Mr. Coffey serving as the Chief Executive Officer of Diedrich Coffee, Mr. Coffey’s engagement agreement provides that his management company will be paid a fee of $60,000 per month as well as a one-time bonus payable at the end of the engagement, which will be paid in the form of stock (60%) and cash (40%) in an aggregate amount equal to 5.0% of the appreciation of our total market capitalization during the term of the engagement (as measured by the increase in our stock price). In addition, if we are acquired by any person, other than a current affiliate, within 12 months of the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then-outstanding shares of capital stock is greater than the market capitalization at the end of the engagement, Mr. Coffey’s management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization. Mr. Coffey is not entitled to receive other benefits, perquisites or payroll taxes to be paid on his behalf. Due to the consulting nature of the relationship between Mr. Coffey and Diedrich Coffee (which is typical of restructuring focused engagements), the “compensatory” arrangement with our current Chief Executive Officer is not customary, but provides for an arrangement that the compensation committee believes aligns Mr. Coffey’s interests with those of our stockholders and provides Mr. Coffey with appropriate incentives. In particular, the nature of the bonus that is payable at the end of Mr. Coffey’s engagement incentivizes Mr. Coffey to increase our stock price. As a result, improving our performance and causing such improved performance to be reflected in the price of our stock will benefit both our stockholders and Mr. Coffey.

Non-Qualified Deferred Compensation Plan

Mr. McCarthy, Ms. Britton and Mr. Leach participate in the Diedrich Coffee, Inc. Non-Qualified Deferred Compensation Plan. Prior to his resignation, Mr. McGuinness also participated in this plan. Effective December 15, 2005, the Company amended the Non-Qualified Deferred Compensation Plan pursuant to which participants may elect to defer, on a pre-tax basis, a portion (from 0% to 100%) of their base salary, service bonus, and performance-based compensation. Any amounts deferred by a participant will be credited to the participant’s deferred compensation account. The plan further provides that the Company may make discretionary contributions to a participant’s deferred compensation account. Each plan participant will be vested in the amounts held in the plan participant’s deferred compensation account as follows: (i) one hundred percent (100%) vested at all times with respect to all amounts of deferred compensation and (ii) one hundred percent (100%) vested at all times with respect to all employer discretionary contributions. The Company made no discretionary contributions to plan participants’ accounts during the 2007 fiscal year.

The plan also provides that any amounts deferred under the plan may not be distributed to a plan participant until the earlier of: (i) the plan participant’s separation from service with Diedrich Coffee; (ii) the plan participant’s retirement from Diedrich Coffee; (iii) the plan participant’s disability; (iv) the plan participant’s death; (v) the occurrence of a change in control of Diedrich Coffee; (vi) the occurrence of an unforeseeable emergency, as defined in the plan or (vii) such other date as set forth in the plan participant’s deferral election, including a date that occurs prior to the plan participant’s separation from service with Diedrich Coffee. Any amounts distributed to a plan participant will be paid in a form specified by the plan participant, or in the form of either a lump sum payment in an amount equal to the plan participant’s deferred compensation account balance or equal annual installments of the plan participant’s deferred compensation account balance over a period not to exceed (i) 20 years in the case of a distribution due to separation from service, death or disability or (ii) five years in the case of a distribution for educational expenses.

The Company has purchased a company-owned life insurance contract insuring two of the participants in the deferred compensation plan. The policy is held in a trust to provide additional benefit security for the deferred compensation plan. The assets in the trust are owned by Diedrich Coffee and are subject to claims of its creditors. The gross cash surrender value of these contracts as of June 27, 2007 was $430,000. Total life insurance policy death benefits payable were $14,889,000 at June 27, 2007. In addition, we match certain contributions to our executive officers’ 401(k) plan contributions.

Administration

The compensation committee administers the executive compensation program and approves (or recommends to our board of directors for approval) salaries, bonuses and other compensation of all executive officers, including our named executive officers (except as to Mr. Coffey, who is governed by the engagement agreement described above). Our Chief Executive Officer reviews the performance of our other executive officers and recommends base salary levels and bonuses (including financial goals), to the compensation committee based on the particular executive officer’s performance. The compensation committee reviews such recommendations and determines the compensation for such executive officers.

Termination Payouts

Pursuant to their employment and severance agreements (as applicable), Ms. Britton and Mr. McGuinness are entitled to severance payments under certain circumstances. Specific information as to these severance payments is provided under “Employment Agreements—Change in Control Agreements—Potential Payments Upon Termination or Change in Control” in this proxy statement. Mr. McGuinness resigned from Diedrich Coffee effective as of May 25, 2007 and received (i) a lump sum severance payment of $187,500, which was equal to nine months of Mr. McGuinness’s annual base pay at the time of his resignation and (ii) a lump sum payment of $6,300, which was equal to nine months of Mr. McGuinness’s automobile allowance at the time of his termination.

Policy with Respect to Internal Revenue Code Section 162(m)

Section 162(m) and the regulations thereunder place a limit of $1 million on the amount of compensation that may be deducted by us in any year with respect to certain of our most highly compensated officers.

Section 162(m) does not, however, disallow a deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. At the present time, our executive officer compensation levels, other than “performance-based compensation,” do not exceed $1 million. Our compensation committee and board of directors plan to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

Report of the Compensation Committee

The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis (the “CD&A”) and discussed the CD&A with management. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the CD&A be included in the Company’s proxy statement. This report is provided by the following independent directors, who comprise the compensation committee:

COMPENSATION COMMITTEE

Paul C. Heeschen, Chairman
Timothy J. Ryan

Executive Compensation Tables

Summary Compensation Table

The following table sets forth compensation earned during the fiscal year ended June 27, 2007 by our Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers who were serving as our executive officers at the end of the last completed fiscal year and a former executive officer for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Stephen V. Coffey, Chief Executive Officer	2007	—	—	—	—		—	720,000	(3)	720,000

Sean M. McCarthy, Chief Financial Officer and Secretary	2007	200,000	100,000	7,166	—		79	3,788	(4)	311,033

Pamela J. Britton, President and Chief Operating Officer, Gloria Jean’s	2007	235,000	23,758	—	—		11,544	12,640	(5)	282,942

Steven G. Heyman, Vice President—Sales	2007	153,000	—	9,429	194,282	(6)	—	1,471	(7)	358,182

Stephen W. Leach, Vice President—Coffee	2007	185,000	11,563	—	—		2,570	10,092	(8)	209,225

Matthew C. McGuinness, Former Executive Vice President of Development (9)	2007	227,885	—	—	—		60,622	213,682	(10)	502,189

(1)	Bonuses identified in this column were discretionary and paid out based on the completion of the Starbucks Corporation transaction.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options for each of the named executive officers in accordance with SFAS 123R. Pursuant to rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to Note 1 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended June 27, 2007, as filed with the Securities and Exchange Commission. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be received by the named executive officers.

(3)	In consideration for Mr. Coffey serving as the Chief Executive Officer of Diedrich Coffee, Mr. Coffey’s engagement agreement provides that his management company will be paid a fee of $60,000 per month as well as a one-time bonus payable at the end of the engagement, which will be paid in the form of stock (60%) and cash (40%) in an aggregate amount equal to 5.0% of the appreciation of our total market capitalization during the term of the engagement (as measured by the increase in our stock price). See “Compensation of the Chief Executive Officer” above. In addition, if we are acquired by any person, other than a current affiliate, within 12 months of the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then-outstanding shares of capital stock is greater than the market capitalization at the end of the engagement, the management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization.

(4)	Consists of 401(k) matching contributions by Diedrich Coffee in the amount of $2,000 and health fitness membership reimbursement in the amount of $1,788.

(5)	Consists of payments for employee’s medical plan $2,576 (and retroactive “catch-up” payments of $6,439) and 401(k) matching contributions by Diedrich Coffee in the amount of $2,077 and health fitness membership reimbursement in the amount of $1,548.

(6)	For the 2007 fiscal year, a cash bonus was earned by Mr. Heyman in accordance with pre-established performance criteria and is included in this column. The bonus was paid in October 2007. See “Grants of Plan-Based Awards in the 2007 Fiscal Year.”

(7)	Consists of 401(k) matching contributions by Diedrich Coffee in the amount of $1,471.

(8)	Consists of payment for auto allowance in the amount of $7,800, 401(k) matching contributions by Diedrich Coffee in the amount of $1,802 and health fitness membership reimbursement in the amount of $490.

(9)	Mr. McGuinness resigned from his position with Diedrich Coffee effective May 25, 2007.

(10)	Consists of payments in amount of $187,500 for severance payment, $6,300 for auto allowance paid in connection with severance payment, $7,491 for auto allowance during the 2007 fiscal year, $8,978 for accrued vacation payout, 401(k) matching contributions by Diedrich Coffee in the amount of $2,369 and health fitness membership reimbursement of $1,044.

Grants of Plan-Based Awards in the 2007 Fiscal Year

The following table provides information regarding plan-based awards granted during the fiscal year ended June 27, 2007 to the named executive officers.

	Grant Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen V. Coffey	—	—	—	—	—	—	—	—
Sean M. McCarthy	—	—	—	—	—	—	—	—
Pamela J. Britton	—	—	—	—	—	—	—	—
Steven G. Heyman (1)	6/29/06	—	—	76,500	—	—	—	—
Stephen W. Leach	—	—	—	—	—	—	—	—
Matthew C. McGuinness (2)	—	—	—	—	—	—	—	—

(1)	Mr. Heyman was granted the opportunity to receive 50% of his base salary if he achieved 100% of the EBITDA goal for the OCS and Foodservice division, which would result in a payout of $76,500. EBITDA for the OCS and Foodservice division is calculated as net income plus the sum of depreciation and amortization expense for this division. The EBITDA goal was $327,460. If the EBITDA goal for the OCS and Foodservice division was exceeded, then Mr. Heyman was entitled to 10% of each incremental dollar over the EBITDA goal. The actual EBITDA figure for the OCS and Foodservice division was $1,505,276, which resulted in Mr. Heyman receiving a bonus of approximately $194,282.

(2)	Mr. McGuinness resigned from his position with Diedrich Coffee effective May 25, 2007.

Outstanding Equity Awards at the 2007 Fiscal Year End

The following table sets forth information relating to stock options held by the named executive officers as of June 27, 2007. Mr. McGuinness exercised 10,000 options to purchase common stock during the fiscal year ended June 27, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) (1)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable		Unexercisable
Stephen V. Coffey	—		—	—	—

Sean M. McCarthy	20,000		—	3.69	4/26/2014

Pamela J. Britton	20,000		—	2.84	2/26/2011
	15,000		—	3.80	6/1/2011
	20,000		—	3.97	9/27/2012

Steven G. Heyman	13,333		6,667	4.47	10/19/2014

Stephen W. Leach	1,875		—	14.24	1/18/2010
	7,500		—	3.80	6/1/2011

Matthew C. McGuinness (2)	18,750	(2)	—	15.36	8/9/2007
	40,000	(2)	—	3.80	8/9/2007
	10,000	(2)	—	3.97	8/9/2007

(1)	The options described in this column vest over a three-year period at a rate of one-third per year, except that Mr. McGuinness’s 18,750 options, which expired on August 9, 2007, vested over a two-year period at a rate of one-half per year.

(2)	Mr. McGuinness resigned from his position with Diedrich Coffee effective May 25, 2007 and his unexercised options were cancelled on August 9, 2007 in accordance with a separation agreement that he entered into with us.

Option Exercises and Stock Vested

The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by the named executive officers during the fiscal year ended June 27, 2007.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Stephen V. Coffey	—	—
Sean M. McCarthy	—	—
Pamela J. Britton	—	—
Steven G. Heyman	—	—
Stephen W. Leach	—	—
Matthew C. McGuinness (1)	10,000	5,800

(1)	Mr. McGuinness resigned from his position with Diedrich Coffee effective May 25, 2007.

Non-Qualified Deferred Compensation at the 2007 Fiscal Year End

The following table sets forth summary information regarding contributions, earnings and account balances under our Non-Qualified Deferred Compensation Plan for and as of the fiscal year ended June 27, 2007.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Stephen V. Coffey (3)	—	—	—	—	—
Sean M. McCarthy	2,142	—	79	—	2,702
Pamela J. Britton	46,400	—	11,544	—	91,869
Steven G. Heyman (3)	—	—	—	—	—
Stephen W. Leach	14,500	—	2,570	—	21,407
Matthew C. McGuinness (4)	48,440	—	60,622	—	349,969

(1)	Amounts identified in this column are included in the amounts identified in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

(2)	Amounts identified in this column have not been reported as compensation in the Summary Compensation Table in prior years.

(3)	This named executive officer does not participate in our Non-Qualified Deferred Compensation Plan.

(4)	Mr. McGuinness resigned from his position with Diedrich Coffee effective May 25, 2007.

EMPLOYMENT AGREEMENTS

The following section describes the terms of the employment agreements between us and the named executive officers for the 2007 fiscal year.

Employment Agreements with Current Named Executive Officers

Stephen V. Coffey. Effective December 14, 2005, Mr. Coffey entered into an engagement agreement with us appointing him Chief Executive Officer. Mr. Coffey’s engagement agreement provides that his management company will be paid a fee of $60,000 per month. A one-time bonus is payable at the end of the engagement, which will be paid in the form of stock (60%) and cash (40%) in an aggregate amount equal to 5.0% of the appreciation of our total market capitalization during the term of the engagement (as measured by the increase in our stock price). In addition, if we are acquired by any person, other than a current affiliate, within 12 months of the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then-outstanding shares of capital stock is greater than the market capitalization at the end of the engagement, the management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization.

Sean M. McCarthy. On January 1, 2006, Mr. McCarthy was promoted to Chief Financial Officer. His letter agreement with us provided for an annual base salary of $200,000 and an annual incentive bonus of up to 25% of his annual base salary. Mr. McCarthy’s current base salary is $200,000, and he receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level.

Pamela J. Britton. In February 2001, Ms. Britton became Vice President of Operations for Gloria Jean’s Coffee. Her employment letter provided for an annual base salary of $175,000. During Ms. Britton’s first year of employment, she received a guaranteed bonus of $52,500. The employment letter also provides for an annual incentive bonus of up to 30% of her base salary based on our and Ms. Britton’s performance against objectives approved by our board of directors. Ms. Britton also received options to purchase up to 20,000 shares of our common stock at an exercise price of $2.84. The options vested over three years at a rate of one-third per year. Upon being promoted to Vice President and Chief Operating Officer of Diedrich Coffee, Ms. Britton’s responsibilities were increased to include operational responsibility for our Diedrich Coffee, Coffee People, and Gloria Jean’s Coffee brands. Effective May 2007, Ms. Britton was promoted to President and Chief Operating Officer of Gloria Jean’s. Ms. Britton’s current base salary is $235,000, and she is eligible to participate in an annual incentive bonus program in which she can receive a bonus of up to 40% of her base salary. Ms. Britton receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level.

Steven G. Heyman. In October 2004, Mr. Heyman became Vice President of Sales. His employment letter provided for an annual base salary of $145,000. The employment letter also provides that Mr. Heyman is eligible to participate in the Vice President of Sales incentive plan. Mr. Heyman received options to purchase up to 20,000 shares of our common stock. The options vest over three years at a rate of one-third per year. Effective June 28, 2007 Mr. Heyman’s current base salary was increased to $185,000 and he is eligible to participate in the annual incentive bonus plan of up to 30% of his annual base salary and a variable compensation plan of up to 25% of his salary. In addition he will receive each pay period an auto allowance that equates to $7,800 annually. Mr. Heyman receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level.

Stephen W. Leach. On October 1, 2004, Mr. Leach was promoted to Vice President of Coffee. His letter agreement with us provided for an annual base salary of $170,000 and an annual incentive bonus of up to 25% of his annual base salary. Mr. Leach’s current base salary is $185,000, and he receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level.

Employment Agreement with Former Named Executive Officer

Matthew C. McGuinness. In March 2000, Mr. McGuinness entered into an employment agreement with us appointing him Senior Vice President and Chief Financial Officer. The agreement provided for an annual base salary of $206,600 and an annual incentive bonus of up to 50% of base salary based on our and Mr. McGuinness’s performance against objectives approved by our board of directors. If terminated without cause, Mr. McGuinness is entitled to receive twelve months’ salary as severance compensation. Mr. McGuinness also received options to purchase up to 18,750 shares of our common stock at an exercise price of $15.36 per share. The options vested over three years at a rate of one-third per year. In October of 2000, Mr. McGuinness was elected to serve as our Executive Vice President and Chief Financial Officer. As a result, his employment agreement was amended to provide for an annual base salary of $250,000. In October 2003, Mr. McGuinness was appointed Executive Vice President of Development. Mr. McGuinness’s current base salary is $250,000, and he receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level. On May 11, 2007, Mr. McGuinness resigned, effective May 25, 2007. In connection with his resignation, Mr. McGuinness entered into a severance and consultant agreement and general release with Diedrich Coffee and received (i) a lump sum severance payment of $187,500, which was equal to nine months of Mr. McGuinness’s annual base pay at the time of his resignation and (ii) a lump sum payment of $6,300, which was equal to nine months of Mr. McGuinness’s automobile allowance at the time of his termination. Mr. McGuinness agreed to make himself available as a consultant through May 25, 2008, subject to certain termination provisions, and will receive (i) $5,383 per month, (ii) $175 per hour and (iii) expense reimbursements for such services. In addition, Mr. McGuinness may be entitled to receive a success fee in connection with services relating to certain transactions or divestititures. Mr. McGuinness also agreed to release Diedrich Coffee from certain claims and waived his rights to bring certain claims against us.

Change in Control Agreements

Potential Payments Upon Termination or Change in Control

Some of our officers are entitled to receive certain payments upon a change in control under individual employment agreements or may be entitled to receive certain payments under severance agreements. In addition, our board of directors may in its discretion accelerate the vesting of options upon a change in control.

Upon a termination for cause, officers are not entitled to receive compensation after such termination and their options terminate upon such termination. In the event of an involuntary not for cause termination, termination following a change in control and in the event of disability of the executive officer, certain executive officers may be entitled to receive compensation or payments upon such termination as described below. The amounts shown below assume that such termination was effective as of June 27, 2007 and use the closing price of our common stock as of June 27, 2007 ($4.40), and thus include amounts earned through such time. These figures are estimates of the amounts that would be paid out to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Diedrich Coffee.

Stephen V. Coffey. As described above, a one-time bonus is payable at the end of Mr. Coffey’s engagement, which will be paid in the form of stock (60%) and cash (40%) in an aggregate amount equal to 5.0% of the appreciation of our total market capitalization during the term of the engagement (as measured by the increase in our stock price). Under this bonus arrangement, Mr. Coffey would not receive any bonus payment under this calculation if he was terminated at the 2007 fiscal year end because as of June 27, 2007 our market capitalization did not appreciate during the term of Mr. Coffey’s engagement. In addition, if we are acquired by any person, other than a current affiliate, within 12 months of the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then-outstanding shares of capital stock is greater than the market capitalization at the end of the engagement, Mr. Coffey’s management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization. Because the disposition value in the event of such an acquisition cannot be determined, the payment to Mr. Coffey’s management company in the event of the termination of the engagement as described above is not calculable.

Pamela J. Britton. Upon a termination not for cause, and if Ms. Britton executes a simple release of claims agreement, Ms. Britton is entitled to bi-weekly payments equal to six months of her then-current salary ($237,576 as of June 27, 2007), which would equal an aggregate amount of $118,788. Payments to Ms. Britton would cease if she accepted other employment or work as an independent contractor and would not be made in the event of her death or inability to perform her duties due to disability.

Matthew C. McGuinness. As described above, Mr. McGuinness resigned effective May 25, 2007 and entered into a severance agreement upon the termination of his employment in which he received (i) a lump sum severance payment of $187,500, which was equal to nine months of Mr. McGuinness’s annual base pay at the time of his resignation and (ii) a lump sum payment of $6,300, which was equal to nine months of Mr. McGuinness’s automobile allowance at the time of his termination. In addition, Mr. McGuinness will receive compensation and reimbursement of expenses related to consulting services provided through May 25, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 27, 2007, our compensation committee consisted of Mr. Churm, Mr. Heeschen and Mr. Ryan. Mr. Churm retired from our board of directors in September 2006. Mr. Heeschen currently serves as the committee chair and is the sole general partner of Sequoia Enterprises, LP, which is a lender to Diedrich Coffee as described above in “Certain Relationships and Related Transactions.” No member of the compensation committee was, during the fiscal year ended June 27, 2007 or at any other time, an officer or employee of Diedrich Coffee, except that Mr. Ryan served as our CEO from November 1997 to October 2000. There are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of these other entities.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviews our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the audit committee received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm their independence from Diedrich Coffee and its management. The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

J. Russell Phillips, Chairman
Greg D. Palmer
Timothy J. Ryan

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by BDO Seidman, LLP for services provided during our 2007 and 2006 fiscal years.

	2007	2006
Audit Fees	$312,000	$338,000
Audit Related Fees	88,000	14,000
Tax Fees	57,000	4,000

Total	$457,000	$356,000

Audit Fees. The fees identified under this caption were for professional services rendered by BDO Seidman, LLP for fiscal years 2007 and 2006 in connection with the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the years identified.

Audit-Related Fees. The fees identified under this caption were for assurance and related services that were related to the performance of the audit or review of our financial statements and were not reported under the caption “Audit Fees.” Audit-related fees consisted primarily of fees paid for review and consultation with respect to filing of proxy statements in conjunction with the Starbucks Corporation transaction, other Securities and Exchange Commission reporting matters and consents related to our uniform franchise offering circulars.

Tax Fees. Tax fees consist principally of assistance related to tax compliance and reporting.

Approval Policy. Our audit committee approves in advance all services provided by our independent registered public accounting firm. All engagements of our independent registered public accounting firm in fiscal years 2006 and 2007 were pre-approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 23, 2007 by:

•	each person or group of affiliated persons who we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from October 23, 2007.

Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)		Percent Of Class (%)(2)
Sequoia Enterprises, LP 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	2,277,823	(3)	39.9

Clarus Capital Group Management LP 237 Park Avenue, Suite 900 New York, NY 10017	287,733	(4)	5.3

D.C.H., L.P. 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	355,290	(5)	6.5

Paul C. Heeschen	2,773,512	(6)	48.1
Timothy J. Ryan	45,000	(7)	*
Greg D. Palmer	30,000	(8)	*
J. Russell Phillips	15,000	(9)	*
Stephen V. Coffey	—		*
Sean M. McCarthy	20,000	(10)	*
Pamela J. Britton	55,000	(11)	1.0
Steven G. Heyman	20,000	(12)	*
Stephen W. Leach	9,375	(13)	*
All directors and executive officers as a group (10 persons)	2,974,553	(14)	49.8

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Corporate Secretary.

(2)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of October 23, 2007 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage of any other person. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners.

(3)	Paul C. Heeschen, the chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership. Includes 250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011, and 4,219 shares subject to warrants that may be exercised if a change in control event occurs and will expire on June 30, 2010.

(4)	Includes sole voting power relating to 235,713 and shared voting power relating to 52,020 shares beneficially owned by Clarus Capital Group Management LP. The general partner to Clarus Capital Group Management LP is Clarus Capital Management, LLC. Ephraim Fields is the managing member of Clarus Capital Group Management, LLC and as such controls Clarus Capital Group Management LP.

(5)	Paul C. Heeschen, the Chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.

(6)	Includes (i) 2,277,823 shares beneficially owned by Sequoia Enterprises, LP (250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011 and 4,219 shares subject to warrants that may be exercised if a change in control event occurs and will expire on June 30, 2010), (ii) 355,290 shares beneficially owned by D.C.H., LP and (iii) 63,978 shares beneficially owned by Redwood Enterprises VII, LP. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Includes 70,171 shares owned personally by Mr. Heeschen (68,750 shares subject to options that are exercisable within 60 days), 6,250 shares held by the Palm Trust, of which Mr. Heeschen is a trustee with shared voting and investment power as to all of such shares.

(7)	Includes 45,000 shares subject to options that are exercisable within 60 days.

(8)	Includes 30,000 shares subject to options that are exercisable within 60 days.

(9)	Includes 15,000 shares subject to options that are exercisable within 60 days.

(10)	Includes 20,000 shares subject to options that are exercisable within 60 days.

(11)	Includes 55,000 shares subject to options that are exercisable within 60 days.

(12)	Includes 20,000 shares subject to options that are exercisable within 60 days.

(13)	Includes 9,375 shares subject to options that are exercisable within 60 days.

(14)	Includes 2,974,553 shares subject to options and warrants that are exercisable within 60 days.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that during our fiscal year ended June 27, 2007, all Section 16 reporting persons complied with all applicable filing requirements.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 25, 2007 is incorporated by reference. Based on Securities and Exchange Commission regulations, the reports of the compensation committee and audit committee, beginning on pages 16 and 22, respectively, are not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission. This proxy statement is sent to you as part of the proxy materials for the 2007 annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

Delivery of Documents to Stockholders Sharing the Same Address

With regard to the delivery of annual reports and proxy statements, under certain circumstances, the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.

We have not implemented householding rules with respect to our record holders. However, banks, brokers and other firms may have instituted householding and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from its broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his, her or its broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling our Investor Relations department at (949) 260-6734, by writing to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Investor Relations or requesting online through the Investor Services section of our website: www.diedrich.com.

Availability of Additional Information

Copies of our 2007 Annual Report have been distributed to stockholders. Additional copies and additional information is available upon request without charge by calling Investor Relations at (949) 260-6734, by writing to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Investor Relations or requesting online through the Investor Services section of our website: www.diedrich.com.

Stockholder Proposals

2007 Annual Meeting Proposals

If a proponent of a proposal fails to notify us within a reasonable time before we mail proxy statements for the 2007 Annual Meeting, then we will be allowed to use our discretionary voting authority under proxies solicited by the board of directors when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be made at our upcoming annual meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the meeting.

2008 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address set forth on the first page of this proxy statement no later than July 16, 2008. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws and the rules and regulations promulgated by the Securities and Exchange Commission. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting within a reasonable time before we begin to print and mail proxy materials, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card.

By order of the board of directors,

Paul C. Heeschen
Chairman of the Board of Directors

Irvine, California

October 25, 2007

P R O X Y	DIEDRICH COFFEE, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 11, 2007 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen V. Coffey and Sean M. McCarthy, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of Diedrich Coffee, Inc. held of record by the undersigned at the annual meeting of stockholders of Diedrich Coffee, Inc. to be held on Tuesday, December 11, 2007 at 9:00 a.m. local time, and any adjournments or postponements thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated in each case October 25, 2007. All other proxies heretofore given by the undersigned to vote shares of common stock of Diedrich Coffee, Inc. are expressly revoked.

The shares represented by this proxy will be voted as described on the reverse hereof by the stockholder. If not otherwise directed, this proxy will be voted FOR the election as directors of all nominees nominated in Item 1 for which the stockholder is entitled to vote and FOR the proposal in Item 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

1.	Election of four (4) members to the board of directors of Diedrich Coffee, Inc.:	☐ FOR for all nominees listed below for whom stockholder is entitled to vote†	☐ WITHHOLD AUTHORITY for all nominees listed below for whom stockholder is entitled to vote†

Nominees:	Paul C. Heeschen	Greg D. Palmer
	J. Russell Phillips	Timothy J. Ryan

†	INSTRUCTIONS. To withhold authority to vote for any individual nominee, strike the nominee’s name listed above.

2.	Ratification of the selection of BDO Seidman, LLP as the independent registered public accounting firm of Diedrich Coffee, Inc. for the fiscal year ending June 25, 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The shares represented by this proxy will be voted as described on the reverse hereof by the stockholder. If not otherwise directed, this proxy will be voted FOR the election as directors of all nominees nominated in Item 1 for which the stockholder is entitled to vote and FOR the proposal in Item 2.

ADDRESS AREA	I plan to attend the annual meeting ☐
Change of address or comments mark here ☐
Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.
Date: , 2007

Signature

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. Votes MUST be indicated (x) in BLACK or BLUE ink.

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